EX-4.oo


                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY  [Graphic Omitted]
                                             A STOCK COMPANY

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                      5% ROLL-UP DEATH BENEFIT ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE BENEFITS DESCRIBED IN THIS ENDORSEMENT WILL CEASE UPON TERMINATION OF THE CONTRACT. THIS 5% ROLL-UP DEATH BENEFIT MAY ONLY BE ELECTED PRIOR TO THE ISSUE DATE. THE CONTRACT IS AMENDED AS FOLLOWS:

1. The CONTRACT DATA PAGE is amended by the addition of the following:

"5% ROLL-UP DEATH BENEFIT  On an annual basis, this charge equals [0.45]% of the
CHARGE:                    daily net asset value of the Investment Divisions."

2. The DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE provision is deleted and replaced with the following:

"DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit is equal to the greatest of:
1. The current Contract Value;
2. All Premiums paid into the Contract (net of any applicable premium taxes) less any withdrawals (including any applicable charges and adjustments for such withdrawals);
3. All Premiums paid into the Contract (net of any applicable premium taxes) less any withdrawals (including any applicable charges and adjustments for such withdrawals), compounded at an annual interest rate of 5% (4% if the Owner was age 70 or older on the Issue Date); or
4. The Contract Value at the end of the 7th Contract Year
   a. plus all Premiums (net of any applicable premium taxes) paid since the end of the 7th Contract Year,
   b. less any withdrawals (including any applicable charges and adjustments for such withdrawals) incurred since the end of the 7th Contract Year, compounded at an annual interest rate of 5% (4% if the Owner was age 70 or older on the Issue Date).

For purposes of calculating the amounts in items 2, 3, and 4 above, (a) all adjustments will occur at the time of the withdrawal or Premium payment and (b) all adjustments for amounts withdrawn will reduce items 2, 3, and 4 above in the same proportion that the Contract Value was reduced on the date of such withdrawal.

The death benefit amount will be determined as of the end of the Business Day when due proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order.

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The death benefit amounts determined under item 3 and item 4 above shall never exceed 250% of Premiums paid into the Contract (net of any applicable premium taxes) less any withdrawals (including any applicable charges and adjustments for such withdrawals).

From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies)."

                                        SIGNED FOR THE
                                        JACKSON NATIONAL LIFE INSURANCE COMPANY

                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER



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